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                                                                   EXHIBIT 99(1)


FOUNTAIN OIL ANNOUNCES LETTER OF INTENT WITH CANARGO ENERGY INC.

Houston, Texas--Oslo, Norway--January 27, 1998--Fountain Oil Incorporated ("Fountain") announced today that a letter of intent has been executed with CanArgo Energy Inc. ("CanArgo") under which a business combination would be effected on approximately a 50/50 basis taking into account anticipated dilution. To implement the business combination, CanArgo would prepare and submit for CanArgo shareholder approval a Plan of Arrangement under which CanArgo would become a wholly owned subsidiary of Fountain and CanArgo shareholders would receive the right to 1.6 shares of Fountain Common Stock for each share of CanArgo Common Stock held. It is proposed that the combined company be renamed CanArgo Energy Corporation and that Fountain's listings on the Nasdaq National Market System and the Oslo Stock Exchange be maintained.

Execution of a definitive agreement governing the business combination of Fountain and CanArgo is subject to satisfactory completion of the due diligence examinations of the parties and final approvals by the Boards of Directors of Fountain and CanArgo. The Boards of Directors are expected to meet to consider a definitive agreement during the first week of February 1998. Consummation of any definitive agreement is expected to be subject to satisfaction of various conditions, including approval by the shareholders of both companies.

CanArgo is a Canadian public company quoted on the Canadian CDN (Toronto). The closing price for a share of CanArgo common stock on January 26, 1998 was CDN$ 2.30 (US$1.59), providing a market capitalization of US$19.2 million for CanArgo based on the 12,074,988 presently outstanding common shares. The principal asset of CanArgo is a 55.9% interest in Ninotsminda Oil Company Limited, which holds a production sharing agreement for the Ninotsminda field, the West Rustavi field and the Manavi prospect, all located in the independent Republic of Georgia. The Ninotsminda field is located 40 km east of Tblisi, consists of 26,800 acres and is currently producing approximately 2,000 barrels of oil per day plus associated gas from seven wells. West Rustavi is about to commence test production, and additional seismic data will be collected to assess the Manavi prospect. The oil is sold on the international market based on a Brent market price.

In August 1997, CanArgo announced a mandate letter for Ninotsminda Oil Company Limited with International Finance Corporation (IFC) for a possible debt and equity financing. The financing is contingent upon the satisfactory technical, economic, commercial and environmental appraisal by IFC. IFC has visited the field twice.

Fountain Oil has been developing oil and gas projects in Eastern Europe. It also owns a patented technology for electrically enhanced oil recovery used to increase the production of heavy oil. 22,447,489 shares of Fountain's common stock are outstanding.
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The managements of CanArgo and Fountain have reached a preliminary understanding regarding the business plan for the combined entity. Initial emphasis would be placed on further development of CanArgo's Ninotsminda and West Rustavi projects in the Republic of Georgia. The combined company would also pursue Fountain's Stynawske project in Ukraine and the Gorisht-Kocul project in Albania together with further exploration in Georgia. The remaining Fountain Oil projects are still being evaluated, but in the absence of firm plans to develop these projects, Fountain has written-down the carrying value of these projects and related assets effective December 31, 1997 to net realizable value. The aggregate write-down is approximately US$20,000,000.

Under the preliminary business plan, the Board & senior management of the combined company would consist of David Robson, Chairman & Chief Executive Officer, Michael Binnion, Vice Chairman and Chief Financial Officer, John McLeod, President and Director, Einar H. Bandlien, Executive Vice President - Business Development, Russel Hammond, Director, Robert Halpin, Director, Peder Paus, Director and Nils N. Trulsvik, Director. The head office of the combined company would be located in Calgary, Canada.

Commenting on the proposed combination, David Robson, Chairman designate of the proposed CanArgo/Fountain said, "The combined Company will seek to become one of the most profitable and successful independent companies in the oil, gas and energy sector in Eastern Europe, with its focus on the Caucasus and Black Sea area. The Company aims to achieve this by consolidating its current portfolio, focusing on cash flow and reducing costs whilst seeking and developing opportunities which promise good future potential."

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FOR FURTHER INFORMATION:

AT FOUNTAIN                         AT THE FINANCIAL RELATIONS BOARD, US

Contact in US:
Susan E. Palmer,
Corporate Secretary
+1 281 492 6992                     General Info:  Paul Henning  212-661-8030
                                    Analyst Info:  Beth Lewis    617-342-7372
                                    Media Info:    Jerry Miller  212-661-8030

Contact In Europe:
Rune Falstad, VP Finance
+47 66 78 69 00
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This news release shall not constitute an offer to sell or a solicitation of an offer to buy the securities referred to herein, nor shall there be any sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. This news release shall not constitute a solicitation of proxies with respect to any securities.

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To receive Fountain Oil's latest news release and other corporate documents via
FAX--no cost--please dial +1 800 PRO INFO. Enter Fountain Oil's ticker GUSH.

The matters discussed in this press release include forward looking statements, which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward looking statements. Such risks, uncertainties and other factors include the need for additional approvals and the effect of actions of third parties, including co-ventures, contractors and governmental officials, on the timing and occurrence of anticipated events. For more complete discussion of such risks, uncertainties and other factors, see Fountain Oil's Report on Form 10-K for the period ended December 31, 1996 and Quarterly Report on Form 10-Q for the nine month period ended September 30, 1997 filed with the Securities and Exchange Commission.